EXHIBIT 10.2


                              WITHDRAWAL AGREEMENT

            THIS WITHDRAWAL AGREEMENT is entered into this 11th day of May, 1999 by and between Angeion Corporation, a Minnesota corporation ("Angeion"), and ELA Medical, Inc., a Delaware corporation ("ELA").

                                    RECITALS

            WHEREAS, Angeion and ELA entered into a joint venture to market and sell cardiac stimulation and related devices manufactured by ELA and Angeion in the United States (the "Business").

            WHEREAS, in connection with the joint venture, Angeion and ELA formed ELA*Angeion LLC (formerly known as Angellan Medical Systems, LLC), a Delaware limited liability company (the "Company") by entering into the Limited Liability Company Operating Agreement of Angellan Medical Systems, LLC dated December 9, 1997 (the "Operating Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Operating Agreement).

            WHEREAS, Angeion and ELA now wish to terminate their joint venture.

            WHEREAS, in connection with the termination of the joint venture, Angeion and ELA have agreed that, subject to the terms and conditions set forth herein, ELA shall assume certain obligations of Angeion, and Angeion shall withdraw from the Company.

            NOW, THEREFORE, in consideration of the mutual premises set forth herein and other good and valuable consideration, the parties hereto hereby agree as follows:


                                    ARTICLE I
                              WITHDRAWAL OF ANGEION

            1.1 Members Consent. Angeion and ELA hereby consent, in accordance with the provisions of Section 14.1(a)(ii) of the Operating Agreement, to the withdrawal of Angeion as a Member of the Company effective as of the Closing Date (as hereinafter defined). The parties hereby agree that, as of the Closing Date and notwithstanding any provisions of Section 14.3 of the Operating Agreement, Angeion (i) shall withdraw from the Company, (ii) shall no longer be a Member of the Company, (iii) shall no longer be a party to the Operating Agreement and (iv) shall not be entitled to the benefits, or be bound by the provisions, thereof; provided, however, that, not withstanding the provisions of
Section 17.3 of the Operating Agreement, Angeion and ELA shall continue to be bound by the provisions of Articles I, IX, XV and XVII


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and Sections 6.1 and 6.4, Section 10.3(a) to 10.3(d), Section 11.2, Section 14.7
and Section 16.1 of the Operating Agreement to the extent such provisions are not superceded by Section 1.2 of this Agreement.

            1.2 Further Agreements for the Operating Agreement. Notwithstanding the provisions of the Operating Agreement, including, without limitation, Sections 8.2, 9.1, 9.10, 11.3, 11.4, 11.5, 14.4 and 14.6 thereof, all of which
Angeion and ELA hereby waive, Angeion and ELA hereby agree as follows:

                  (a) As of the Closing Date, ELA shall assume sole responsibility, without recourse to Angeion, its successors or assigns for financing the operations of the Company. From and after the Closing Date, Angeion shall have no further present or future obligation to make any Capital Contributions to the Company, including, without limitation, any obligation to pay any Capital Contributions previously due, if any. Angeion further agrees and acknowledges that it shall not be entitled to any return of its Capital Contributions.

                  (b) As of the date hereof, the Percentage Interests of Angeion and ELA in the Company shall be 0% and 100%, respectively.

                  (c) As of April 1, 1999, ELA is designated to serve as the "tax matters partner" pursuant to Section 9.10 of the Operating Agreement.

                  (d) As of the Closing Date, any and all Company Trademarks shall be the sole property of the Company and, notwithstanding the provisions of
Section 11.3, the Company shall have no obligation to abandon such trademarks upon dissolution, and ELA shall have the right to use such Company Trademarks as it sees fit for any use or activity.

                  (e) As of the Closing Date, any and all patents and patent applications filed on behalf of the Company shall be the sole property of the Company and, notwithstanding the provisions of Section 11.4(b) of the Operating Agreement, the Company shall have no obligation to assign any of such patents or patent applications to Angeion upon dissolution and such patents and patent applications may be assigned in their entirety upon dissolution to ELA.

                  (f) As of the Closing Date, any and all Published Works prepared by the Company shall be the sole property of the Company and, notwithstanding the provisions of Section 11.5 of the Operating Agreement, the Company shall have no obligation to assign such Published Works to Angeion and such Published Works may be assigned in their entirety upon dissolution to ELA.

                  (g) Within thirty (30) days following the Closing Date, Angeion shall deliver to the Company the originals of all books, records and files of the Company maintained by Angeion, provided that Angeion shall be entitled to keep a copy thereof for archival purposes.


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                  (h) Angeion hereby acknowledges and agrees that, in the event that ELA elects to liquidate and dissolve the Company pursuant to the provisions of the Delaware Act, Angeion shall not receive any distribution pursuant to
Section 14.4 of the Operating Agreement or pursuant to the provisions of the Delaware Act, or any return of its Capital Contribution pursuant to the provisions of the Delaware Act or the Operating Agreement.

            1.3 Paravant Agreements. ELA hereby agrees to assume, as of April 1, 1999, any and all of Angeion's obligations and liabilities with respect to Angeion's guaranty of the Company's performance of the Supply Agreement dated January, 1999 by and among the Company, Angeion, ELA and Paravant Computer Systems, Inc. ("Paravant") and the Development Agreements dated January, 1999 by and among the Company, Angeion and ELA and Paravant (collectively, the "Paravant Agreements").

            1.4 Indemnification of Angeion. ELA hereby agrees to indemnify and hold Angeion harmless from and against any liability, loss, damage or expense that Angeion, its successors or permitted assigns may incur as a result of, based on or arising from:

                  (a) the liabilities and obligations of the Company reflected on the balance sheet of the Company as at March 31, 1999;

                  (b) all other liabilities and obligations of the Company, and any claims or disputes relating thereto, whether existing as of the Closing Date or arising thereafter, fixed or contingent, known or unknown, asserted or unasserted, to the extent that such liabilities or obligations relate to, are based on or arise from the conduct of the Business by the Company from and after April 1, 1999, excluding, however, any and all Third Party Claims asserted by or on behalf of a patient arising out of or relating to any Product supplied to the Company by Angeion under the Angeion Supply Agreement.

                  (c) the liability of Angeion with respect to its guaranty of the Company's performance of the Paravant Agreements.

            1.5 Angeion Supply Agreement. The parties hereby agree that, in accordance with Section 10.1 of the Angeion Supply Agreement and with effect from and after the Closing Date, the Angeion Supply Agreement shall be terminated in accordance with the Amendment and Termination of the Implantable Cardioverter Defibrillator Product Manufacturing and Supply Agreement between Angeion and the Company attached hereto as Exhibit A (the "Amended and Terminated Angeion Supply Agreement"). Angeion and ELA shall enter into an Implantable Cardioverter Defibrillator Manufacturing and Supply Agreement with respect to future ICD products of Angeion in the form attached hereto as Exhibit B (the "New Supply Agreement"). To the extent that ELA purchases, receives as a liquidating distribution or otherwise acquirers any Products from the Company, Angeion hereby makes the representations,


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warranties and covenants set forth in Section 9.1(a) of the Angeion Supply
Agreement and agrees to indemnify ELA on the terms and subject to the conditions set forth in Sections 9.3, 9.4, 9.5 and 9.9 of the Angeion Supply Agreement, the provisions of Section 9.1(a), 9.3, 9.4, 9.5 and 9.9 of the Angeion Supply Agreement being incorporated by reference herein and made a part hereof.

            1.6 Assumption of Other Angeion Obligations. Subject to receiving from Angeion a copy of the complete technical dossiers for such products and all information and know how necessary to provide such service such dossiers and information being limited to that information currently in Angeion's possession, ELA or its Affiliates agrees to provide at its own expense full warranty coverage, technical service and regulatory compliance services, for which Angeion is currently responsible under (i) Applicable Law, (ii) the Angeion Supply Agreement for products supplied to the Company and (iii) contracts with third parties for model 2000 and 2010 series ICD products and associated leads and programmers supplied to such third parties, and implanted in humans in the United States (including associated programmers for such ICD models) whether sold by ELA, the Company or Angeion, other than any and all such units implanted or sold by St. Jude Medical, Inc.

                  (a) In the event Angeion does not agree with ELA's determination that such Product is defective under Section 9.1(b), Angeion and ELA may retain an appropriate expert to make such determination in accordance with the provisions of Section 9.1(b) of the Angeion Supply Agreement.

                  (b) Angeion hereby grants to ELA a limited license to use such technical information and know how contained in the technical dossier materials for the purposes of providing the warranty, technical and regulatory compliance services.

                  (c) Angeion shall lend to ELA, rent-free, at the expense of Angeion for shipping from Angeion, a test system (the "Test System"), including EDF board, emulator, load box, emulation tank, associated interconnect fixtures, captive programmer, captive wand, ECG duplicating software and memory decomposition software, required to perform the services undertaken by ELA or its Affiliates, subject to Angeion's right to use such Test System if necessary for warranty services, technical support or regulatory compliance on units implanted in Argentina or by St. Jude.

            1.7 Closing. The closing for this Agreement (the "Closing") shall take place at the offices of the Faegre & Benson, LLP on May 11, 1999 (the "Closing Date") and shall occur simultaneously with the execution of this Agreement.

            1.8 Deliveries.


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                  (a) Deliveries by Angeion. Angeion shall deliver to ELA at the
Closing the following:

                        (i) an executed counterpart of the Amended and Terminated Angeion Supply Agreement;

                        (ii) an executed counterpart of the New Supply Agreement; and

                        (iii) an executed counterpart of a Settlement Agreement and Mutual Release in the form attached hereto as Exhibit E (the "Mutual Release).

                  (b) Deliveries by ELA. ELA shall deliver to Angeion at the Closing the following:

                        (i) an executed counterpart of the Amended and Terminated Angeion Supply Agreement;

                        (ii) an executed counterpart of the New Supply Agreement; and

                        (iii) an executed counterpart of the Mutual Release.

                  (c) Further Agreements. As soon as possible after the Closing Date,

                        (i) ELA Medical S.A. and Angeion shall execute and deliver an Amendment to the Implantable Cardioverter Defibrillator Product Manufacturing and Supply Agreement between Angeion and Ela Medical s.a. in the form attached hereto as Exhibit C (the "Ela Medical Supply Agreement Amendment");

                        (ii) Synthelabo S.A. and Angeion shall execute and deliver an Amendment to the Amended and Restated Master Strategic
Investment and Relationship Agreement dated as of October 9, 1997, between Angeion and Synthelabo S.A. in the form attached hereto as Exhibit D (the "Synthelabo Amendment");

                        (iii) Angeion and ELA Medical S.A. shall execute and deliver the Escrow Agreement described in Section 3.1 hereof; and

                        (iv) ELA shall deliver evidence reasonably satisfactory to Angeion that ELA has assumed the liabilities and obligations of Angeion with respect to its guaranty of the Company's performance of Paravant Agreements.

                  (d) Payments. On or before May 21, 1999, ELA or its Affiliates shall pay by wire transfer or bank check the following amounts:


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                        (i) all past due amounts owing by the Company to
Angeion;

                        (ii) all past due amounts owing by ELA Medical S.A. to Angeion; and

                        (iii) all amounts owing by ELA to Angeion with respect to the Paravant Development Agreement, it being agreed and understood that ELA shall also pay directly to Paravant the balance due to Paravent under the Paravant Agreements.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

            Each of Angeion and ELA make the representations and warranties to the other set forth in this Article II, each of which is true and correct as of the date hereof and will be true and correct as of the Closing Date:

            2.1 Organization; Authority. It is a corporation duly organized, validly existing and in good standing in its jurisdiction of incorporation. It has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part.

            2.2 Binding Effect; Performance. This Agreement has been duly executed and delivered on its behalf and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. No other corporate action on its part or its stockholders is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

            2.3 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby will not (i) violate or conflict with any provision of its Certificate or Articles of Incorporation or By-Laws; (ii) violate or conflict with, result in the breach of, constitute an event of default (or an event which, with the lapse of time, or the giving of notice, or both, would constitute an event of default) under, or result in the creation in any party of any right to accelerate, modify, cancel or terminate, any contract or other instrument to which it is a party, or by which it or any of its assets is bound, or result in the creation of any encumbrance or other right of any third party upon any of the Assets, (iii) violate or conflict with in any material respect any law, rule, regulation, ordinance, code, judgment, order, writ, injunction or decree of any court or any governmental body or agency thereof of any jurisdiction to which it or any of its


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assets may be subject; or (iv) require any material registration, declaration or filing with, or material permit, license, exemption, order, franchise, approval, consent or other authorization of, or the giving of notice to, any governmental or regulatory body, agency or authority.


                                   ARTICLE III
                             POST-CLOSING COVENANTS

            3.1 Product Liability Insurance. Angeion hereby agrees to maintain in full force and effect at its expense for a period of five (5) years from and after the Closing Date product liability insurance with limits of liability at least as high as those currently in place and with the current carrier or such other carrier as ELA may reasonably approve, subject to availability on commercially reasonable terms. Each such policy shall provide for not less than thirty (30) days' prior written notice to ELA of the exercise of any right of cancellation or the failure of Angeion to renew any such policy during the five-year period following the Closing Date. Angeion shall provide ELA with copies of certificates of insurance evidencing compliance with this Section as soon as practicable after the Closing Date and within thirty (30) days after the expiration of each policy during the five-year period following the Closing Date. Angeion and ELA agree that, of the amounts payable by ELA Medical S.A. with respect to the Units to be shipped in accordance with Exhibit C hereto, an aggregate amount of $800,000 shall be paid by ELA Medical S.A. into an escrow account (the "Escrow Account'), such amount to be paid from amounts due and owing by ELA Medical S.A. to Angeion in the amount of 50% of each invoice until such time as the sum in the Escrow Account aggregates $800,000. The Escrow Account shall be established by ELA, Angeion and a mutually acceptable escrow agent (the "Escrow Agent") pursuant to the terms of an escrow agreement to be entered into among Angeion, ELA and the Escrow Agent (the "Escrow Agreement") which shall provide that the Escrow Agent shall only distribute amounts in the Escrow Account for the payment of premiums for such product liability insurance. It is hereby agreed that any residual amounts remaining in the Escrow Account after the payment in full of premium for the product liability insurance coverage for the five-year period following the Closing Date (either by means of a prepayment in full or annual payments during such five-year period) shall be reimbursed to Angeion.


                                   ARTICLE IV
                            MISCELLANEOUS PROVISIONS

            4.1 Amendment. This Agreement may not be amended except by a written instrument signed by each of the parties hereto.


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            4.2 Indemnification Procedures. If Angeion or ELA seeks
indemnification hereunder for a matter that involves a claim by a third party, the party seeking indemnification (an "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of and shall provide reasonable information and details concerning the nature of such claim. Indemnitor shall, to the extent applicable, have the right to assume the defense at its expense of all third party claims and shall pay all costs and damages finally awarded against the Indemnitor and the Indemnitee in conjunction with such third party claims, provided that (i) the Indemnitee provides prompt written notice to the Indemnitor of its receipt of service of any such claim; (ii) the Indemnitor controls the defense of the third party claim on behalf of all Parties; (iii) the Indemnitee consents to representation in such claims by counsel selected by and representing the Indemnitor; provided, however, that if outside counsel to the Indemnitee reasonably advises the Indemnitee and the Indemnitor in a written opinion that such joint representation raises a potential conflict of interest as between the Indemnitee and the Indemnitor (other than a conflict concerning the right to indemnification under this Agreement), then the Indemnitee shall have the right to retain separate counsel to represent its interests in such third party claim and the reasonable costs, fees and expenses thereof shall be borne equally by the Indemnitee and the Indemnitor; and (iv) upon request of the Indemnitor, the Indemnitee uses its Best Efforts to cooperate with the Indemnitor in defending such third party claim by providing the Indemnitor with all necessary business information and relevant documents under its control related to the third party claim and cooperating with such other reasonable requests of the Indemnitor at the Indemnitor's expense in accordance with Applicable Law. The indemnity obligations under this Section 4.2 shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitee's failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if materially prejudicial to the Indemnitor's ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 4.2, but not any liability that it may have to the Indemnitee otherwise than under this Section 4.2.

            4.3 Dispute Resolution. Any and all disputes between the parties or between a party and the Company concerning this Agreement shall be governed by the provisions of Article XV of the Operating Agreement, which shall survive any termination of the Operating Agreement or dissolution of the Company.

            4.4 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of either right hereunder preclude any other or future exercise of that right by that party.


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            4.5 Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by courier or by facsimile transmission, telexed or mailed by registered or certified mail
(return receipt requested), fax, telex or postage fees prepaid, to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 4.5):

If to the Manufacturer:                   With copies to:
Angeion Corporation                       Faegre & Benson, LLP
                                          90 South Seventh Street
7601 Northland Drive                      2200 Norwest Center
Brooklyn Park, MN 554                     Minneapolis, MN 55401
Telephone: (612) 315-2000                 Telephone: (612) 336-3600
Telecopier: (612) 315-2059                Telecopier: (612) 336-3026
Attention: Chief Executive Officer        Attention: Jerry E. Snider

If to the Purchaser:                      With copies to:
ELA Medical, Inc.                         ELA Medical
2950 Xenium Lane                          Centre d'Affaires la Boursidiere
Plymouth, MN 55441                        92357 Le Plessis Robinson
Telephone: (612) 519-9400                 France
Telecopier: (612) 519-9440                Telephone: (33)(1)46.01.33.01
Attention: Chief Executive Officer        Telecopier: (33)(1)46.01.33.15
                                          Attention: President

                                          Synthelabo
                                          22 Avenue Galilee
                                          92350 Le Plessis Robinson
                                          France
                                          Telephone: (33)(1)45.37.56.67
                                          Telecopier: (33)(1)45.37.58.04
                                          Attention: General Counsel

                                          and
                                          Coudert Brothers
                                          1114 Avenue of the Americas
                                          New York, NY 10036-7703
                                          Telephone: (212) 626-4400
                                          Telecopier: (212-626-4120


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                                          Attention: James C. Colihan, Esq.

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, confirmed answer back or other evidence of transmission or the acknowledgment of receipt returned to the sender by the applicable postal authorities. Receipt of notices sent by facsimile shall be confirmed by telephone.

            4.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by either party without the prior written consent of the other (which consent shall not be unreasonably withheld) and any attempted assignment or transfer without such prior written consent shall be null and void; provided that, ELA shall have the right, without the prior written consent of Angeion, to assign its rights and to delegate its duties under this Agreement to any Affiliate of ELA, and provided that, Angeion shall have the right, without the prior written consent of ELA, to assign its rights and to delegate its duties under this Agreement in connection with the sale of substantially all of the assets of Angeion related to the design, development and manufacture of implantable cardioverter defibrillators; provided, however, that Angeion shall not, without the prior written consent of ELA, sell all or substantially all of such assets unless the purchaser of such assets provides ELA with evidence reasonably satisfactory to ELA of such purchaser's agreement to assume all of Angeion's obligations and liabilities under, and to be found by all the provision of, this Agreement and the Amended and Terminated Angeion Supply Agreement.

            4.7 No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Exhibit, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors and permitted assigns.

            4.8 Expenses. Each party shall pay its own expenses, including attorneys' fees and disbursements, in connection with this Agreement, the agreements to be entered into pursuant hereto and the transactions contemplated hereby.

            4.9 Public Announcements. Unless required by law, regulatory authority or the rules of any applicable securities exchange, no party shall issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby, without the prior consent of the other parties, which consent shall not be unreasonably withheld. The parties will reasonably cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement


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and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

            4.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            4.11 Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

            4.12 Entire Agreement; Severability. This Agreement, and the Exhibits, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to, the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof. The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement.

            4.13 Governing Law. This Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereunder.


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            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 11th day of May, 1999.


                                        ANGEION CORPORATION



                                        By:    /s/ James B. Hickey Jr.
                                           -------------------------------------
                                        Name:  James B. Hickey Jr.
                                        Title: President & CEO



                                        ELA MEDICAL, INC.



                                        By:    /s/ Michel Mounier
                                           -------------------------------------
                                        Name:  Michel Mounier
                                        Title:


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